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Lumentum Holdings Inc.
Insider Trading Policy

Lumentum Holdings Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to your and the Company’s reputation.
For purposes of this Policy, the Company’s General Counsel serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.

I.Trading in Company Securities While in Possession of Material Nonpublic Information is Prohibited
The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the Company’s policy that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so (or express a recommendation or opinion about the Company’s securities, including posting online regarding the Company’s securities), or communicate the information to anyone else except as necessary to perform your job duties.
In addition, material nonpublic information about another company such as a customer, supplier or competitor, that you learn through your service with the Company is subject to these same restrictions around disclosure and trading and you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.

II.No Disclosure of Confidential Information
You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-

Lumentum Proprietary and Confidential    Document Owner: Legal
This document and its contents are proprietary and confidential to Lumentum Operations LLC, and/or its parent, subsidiary and/or affiliate entities. Neither this document, nor any part of it, may be disclosed or conveyed to, used or copied by or for, any third party without the prior written consent of Lumentum.
LUMENTUM and the LUMENTUM & DESIGN are trademarks of Lumentum Operations LLC © 2023 Lumentum Operations LLC. All rights reserved. The use of a copyright notice on this document shall not be taken to indicate that it has been published.

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disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.
The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures.
Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer.

III.All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy
This Policy applies to all directors, officers, employees and consultants of the Company and its subsidiaries. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. This Policy applies to family members who reside with employees, officers and directors (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such persons’ household and any family members who do not live in their household but whose transactions in the Company’s securities are directed by employees, officers and directors or are subject to the control or influence by such persons, such as parents or children who consult with such persons before they trade in the Company’s securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. This Policy also applies to any entities (such as trusts, limited partnerships and corporations) over which employees, officers and directors have or share voting or investment control (collectively referred to as “Controlled Entities”), and transactions by Controlled Entities should also be treated for purposes of this Policy and applicable securities laws as if they were for your own account.

IV.Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions
Section 16 Insiders. The Company has designated certain persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Each such person is referred to herein as a “Section 16 Insider.” The Company will maintain a list of Section 16 Insiders and amend such list from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.

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Access Persons. The Company has also identified other employees who, by virtue of their position, have regular access to material nonpublic financial information concerning the Company, particularly nonpublic information concerning quarterly operating results, or who perform an operational role, such as head of a division or business unit, that is material to the Company as a whole and often involves access to material nonpublic information about the Company (“Access Persons”). The Company maintains the list of Access Persons and may amend such list from time to time as necessary to reflect the addition and the resignation or departure of Access Persons. All Access Persons are notified that they are considered Access Persons.
Additional Restrictions. Because Section 16 Insiders and Access Persons are more likely than other employees to possess material nonpublic information about the Company, Section 16 Insiders and Access Persons are subject to the additional restrictions set forth in APPENDIX I hereto. For purposes of this Policy, Section 16 Insiders and Access Persons are each referred to as “Insiders.”

V.Applicability of This Policy to Transactions in Company Securities
This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock or other equity awards and any other securities the Company may issue from time to time, such as preferred stock, convertible notes, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options or swaps. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts, loans, hedges, pledges and any other transfer, purchase or disposition or any other arrangement that generates gains or losses based on changes in the prices of such securities. This Policy also applies to any offer to engage in the foregoing transactions.

VI.Definition of “Material Nonpublic Information”
A.“Material”. Information is “material” with respect to a company if a reasonable investor would consider it important in making a decision to buy, sell or retain securities of such company, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:
●Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity, including earnings guidance.
●Company projections and strategic plans.
●Potential mergers or acquisitions, the purchase or sale of Company assets, joint ventures or major partnering agreements.
●New major contracts, orders, suppliers, customers or financing sources or the loss thereof.
●Significant new products, technologies or marketing plans.
●The loss or acquisition of a significant customer or supplier.
●Significant changes or developments in supplies or inventory, including significant vendor problems, product defects, recalls or product returns.

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●Significant capital investment plans or changes in such plans.
●Significant pricing changes on key products/services.
●Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●Significant personnel changes, particularly in senior management, or changes in membership of the Board of Directors.
●Actual or threatened major litigation, or the resolution of such litigation.
●Major financings or borrowings.
●A change in auditors or notification that the auditors reports may no longer be relied upon.
●Significant data breaches or other cybersecurity events.
●Any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s earnings.

B.“Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public; for example, through a report filed with the SEC or through a press release disseminated on a major newswire, and the public has had a chance to absorb and evaluate it.
C.Consult the Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VII.Trading Restrictions
Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:
A.Quarterly Blackout Periods. Except as specifically permitted by this Policy, all Section 16 Insiders and Access Persons must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are subject to such blackout periods. To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will start at the end of the last trading day of the second month of each fiscal quarter and will end at the close of the second full trading day following the Company’s earnings release.
The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time placed.

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B.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, contractors and advisors. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a notice in writing or via email. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control.

VIII.Certain Types of Transactions Are Prohibited or Strongly Discouraged
A.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
B.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore may create the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
C.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
D.Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
E.Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of the purchases or sales and, as a result, the broker may execute the transaction when you are aware of material nonpublic information. For this reason, the Company discourages the use of standing or limit orders of Company securities. If you determine that you must use a standing or limit order, it should be of limited duration and should otherwise comply with the restrictions set forth in this Policy.

IX.Certain Types of Transactions Are Permitted or Not Subject to This Policy
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not

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in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by the Company under this Policy:
A.stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity;
B.purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
C.receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;
D.net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
E.sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
F.transactions made pursuant to a valid 10b5-1 trading plan approved by the Company;
G.transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
H.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

X.Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences
A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties of up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause. The Company may also take such action as may be advisable to prevent or mitigate the risk of insider trading, including breaking or reversing trades, at the sole cost of the director, officer or employee.
C.Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors Upon learning of any

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such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
D.Protected Activity Not Prohibited. Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

XI.Every Individual Is Responsible
Every employee has an individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XII.This Policy Continues to Apply Following Termination of Employment
This Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material. In the event you terminate your relationship with the Company while you are subject to a blackout period, you will remain subject to the blackout period for its duration.

XIII.This Policy Is Subject to Revision
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

XIV.All Employees Must Acknowledge Their Agreement to Comply with This Policy
This Policy will be made available on the Company’s intranet and delivered to all employees upon its adoption or material revision, and to all new other employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must execute an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

XV.Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

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*    *    *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.
The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

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APPENDIX I

Special Restrictions on Transactions in Company Securities by
Executive Officers, Directors and Access Persons

I.Overview
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of the Company’s Insider Trading Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of the Insider Trading Policy and this Appendix.

II.Pre-Clearance of Trades
As part of the Company’s Insider Trading Policy, all trades (as defined in the Insider Trading Policy) in the Company’s securities by Insiders, other than transactions that are not subject to the Insider Trading Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Appendix, must be pre- cleared by the Compliance Officer. The intent of this requirement is to prevent inadvertent violations of the Insider Trading Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
Requests for pre-clearance must be submitted to the Compliance Officer in writing at least two (2) business days in advance of each proposed transaction. If the Insider submits the request by email and does not receive a response from the Compliance Officer within twenty-four (24) hours, the Insider will be responsible for following up to ensure that the message was received. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse an Insider from otherwise complying with insider trading laws or the Insider Trading Policy.
A request for pre-clearance should provide the following information:
●The nature of the proposed transaction and the expected date of the transaction.
●The number of shares involved.
●If the transaction involves a stock option exercise, the specific option to be exercised and the manner of exercise (e.g., “same-day sale” or “cashless exercise”).
●Contact information for the broker who will execute the transaction.
Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. If the Insider is a Section 16 Insider, the Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule

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10b5-1 trading plan that was approved by the Compliance Officer. Of course, transactions effected by a Section 16 Insider under a Rule 10b5-1 trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two (2) business days following the execution of the trade.
Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre- clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.
III.Designated Brokers
Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker designated by the Company unless the Insider has received authorization from the Compliance Officer to use a different broker.

IV.Reporting of Transactions
To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in the Company’s stock.
Transaction details to be reported include:
●Transaction date (trade date).
●Number of shares involved.
●Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees).
●If the transaction was a stock option exercise, the specific option exercised.
●Contact information for the broker who executed the transaction.
The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.
Notwithstanding the foregoing, the obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

V.Persons Subject to Section 16
Most transfers of Company securities by directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function. In general, the Board of Directors or its designated committee will determine individuals deemed to be executive officers subject to Section 16.

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VI.Form 4 Reporting
Under Section 16, most transactions in Company securities by Section 16 Insiders are subject to reporting on Form 4 within two (2) business days following the transaction date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 trading plan, on the day the Insider is advised of the terms of the transaction.

VII.Insider Employees
The Company will keep a list of individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include Section 16 Insiders and such other persons as the Compliance Officer deems to be Insiders (“Insider Employees”). Generally, an Insider Employee shall be any person who by virtue of his or her position is regularly in possession of material nonpublic information, particularly nonpublic information concerning quarterly operating results, or who performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

VIII.Requirements for 10b5-1 Trading Plans
For transactions under a trading plan to be exempt from the prohibitions in the Company’s Insider Trading Policy with respect to transactions made while aware of material nonpublic information and the pre-clearance procedures and blackout periods established under the Insider Trading Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.is not aware of material nonpublic information about the securities or the Company; and
b.is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.The first trade under the trading plan may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
7.The trading plan must have a minimum term of one year (starting from date of adoption of the trading plan).
8.All transactions during the term of the trading plan (except for the limited exceptions identified in Section IX of the Insider Trading Policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan
(“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Items 1 through 8 herein.
10.Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.
11.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Insider Trading Policy.
13.The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and

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Insider Trading Policy

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c.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.All transactions under the trading plan must be in accordance with applicable law.
17.The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine. The Company reserves the right to withhold approval of any Plan that the 10b5-1 Committee determines, in its sole discretion:
a.fails to comply with applicable legal requirements;
b.exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law;
c.creates any appearance of impropriety;
d.fails to meet guidelines for such plans established by the Company from time to time; or
e.otherwise fails to satisfy review by the Compliance Officer for any reason.
18.Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.

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Insider Trading Policy

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Lumentum Holdings Inc.
Re:    Insider Trading Policy Ladies and Gentlemen:
Enclosed is a copy of the Insider Trading Policy of Lumentum Holdings Inc. (the “Company”) as currently in effect. Please read it very carefully. As it indicates, the consequences of insider trading can be drastic to both you and the Company.
To show that you have read the policy and agree to be bound by it, please sign and return the attached copy of this letter to Judy Hamel, General Counsel, the Company’s Compliance Officer, as soon as possible.
Very truly yours,

By:
Its:

Certification
The undersigned certifies that the undersigned has read, understands and agrees to comply with the Insider Trading Policy of Lumentum Holdings Inc. (the “Company”). The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.
Employee or Insider:

Signature
Printed Name
Date

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Insider Trading Policy

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Revision History

Rev	Origination Date	Change Order	Change Description	Originator(s)
000	2023-02-23	ECO-110713	Initial Release	Judy Hamel
001	2023-11-15	ECO-116633	Typo corrections	Neha Sareen

This document is controlled in the Lumentum PLM database. Verify correct version before use. When any part of this document requires amendment, the document shall be reissued in its entirety; requests for change shall be addressed to Product Lifecycle & Configuration Management.

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